RANDGOLD - TRADING STATEMENT

RANDGOLD & EXPLORATION COMPANY LIMITED (Incorporated in the Republic of South
Africa) (Registration Number 1992/005642/06) Share code: RNG ISIN: ZAE000008819
Nasdaq trading symbol: RANGY ("Randgold") Trading Statement Randgold is expecting a decrease of between 35% and 55% in earnings per share and a decrease of between 110% and 130% in headline earnings per share for the interim period ended 30 June 2004 ("the interim results") compared to that of the last comparative period. This is mainly attributable to the foreign exchange loss arising from Randgold Resources (Holdings) Limited now being classified as a foreign operation, and a decrease in equity income from Randgold Resources
Limited. The information in this trading statement has not been reviewed or reported on by Randgold's auditors. The release of the interim results announcement is expected to be published on or about 17 September 2004.
Johannesburg 10 September 2004 Sponsor Sasfin Corporate Finance A division of
Sasfin Bank Limited Date: 10/09/2004 05:30:02 PM Produced by the JSE SENS
Department